Exhibit 99.14

858 Beatty Street Suite 501 Vancouver, B.C. Canada V6B 1C1 Telephone: (604) 895-2700 Fax: (604) 681-6061

West Fraser Announces Postponement and Location Change of Annual General Meeting

VANCOUVER, March 27, 2020 /CNW/ - West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) announced today that in light of ongoing concerns related to the spread of COVID-19, and in order to mitigate potential risks to the health and safety of its shareholders (the “Shareholders”), employees and communities, its annual general meeting (the “Meeting”), originally scheduled to be held on Tuesday, April 21, 2020, in Quesnel, British Columbia is being rescheduled to Tuesday, May 26, 2020 at 11:30 a.m. and will be held in Vancouver, British Columbia. Accordingly, the Company’s board of directors has set April 2, 2020 as the new record date for the Meeting and will file an amended notice of meeting and record date and a revised management information circular under its profile on SEDAR at www.sedar.com.

Given the current uncertainty regarding the COVID-19 longevity risk, West Fraser is also encouraging Shareholders and others to not attend the Meeting in person and to vote on the matters before the Meeting by proxy. West Fraser will provide details for a conference call to enable Shareholders to listen to the Meeting and ask questions.

These changes, made out of an abundance of caution, are intended to reduce the potential risks associated with larger gatherings and travel, and are part of West Fraser’s COVID-19 response plan, as further described in its News Release dated March 19, 2020.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

West Fraser shares trade on the Toronto Stock Exchange under the symbol: “WFT”.

SOURCE West Fraser Timber Co. Ltd.

  View original content: http://www.newswire.ca/en/releases/archive/March2020/27/c0676.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:01e 27-MAR-20